UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 28, 2007

Maui Land & Pineapple Company, Inc.

(Exact name of Registrant as Specified in Its Charter)

Hawaii	0-6510	99-0107542
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No)

120 Kane Street, P.O. Box 187, Kahului, Maui, Hawaii, 96733-6687

(Address of principal executive offices)

(808) 877-3351

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement.

Sale, Purchase and Lease Termination Agreement

Maui Land & Pineapple Company, Inc. (the “Company” or “MLP”) was the owner of approximately 49 acres of land (the “Hotel Property”) underlying the Ritz-Carlton, Kapalua hotel (the “Hotel”).  MLP was also the lessor of the Hotel Property pursuant to a long-term ground lease (the “Ground Lease”), effective as of January 31, 2001, by and between MLP, as lessor, and RCK Hawaii, LLC d/b/a RCK Hawaii-Maui, as original lessee, the rights of such original lessee thereunder having been assigned to W2005 Kapalua/Gengate Hotel Realty, L.L.C., a Delaware limited liability company (“Kapalua/Gengate Realty”) pursuant to that certain Assignment and Assumption of Lessee’s Interest in Ground Lease and Related Agreements dated March 13, 2006.  W2005 Kapalua/Gengate Holdings, L.L.C., a Delaware limited liability company (the “Hotel JV”), is the 100% owner of W2005 Kapalua/Gengate Hotel Mezzanine, L.L.C., a Delaware limited liability company (“Kapalua Mezzanine”), and Kapalua Mezzanine is the 100% owner of W2005 Kapalua/Gengate Hotel Senior Mezzanine, L.L.C., a Delaware limited liability company (“Senior Mezzanine”) and Senior Mezzanine is the 100% owner of Kapalua/Gengate Realty.

On March 28, 2007, MLP, Kapalua/Gengate Realty, and Hotel JV entered into that certain Sale, Purchase and Lease Termination Agreement (the “Purchase Agreement”), pursuant to which, among other things, MLP sold the Hotel Property to Kapalua/Gengate Realty for (i) $25 million in cash at closing and (ii) a 21.4286% equity interest in the Hotel JV, which is intended to qualify as a non-taxable contribution of property by MLP to the Hotel JV for federal (and to the extent applicable, state and local income) tax purposes under Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”), taking into consideration the application of other provisions of the Code, as applicable.

In connection with the sale and purchase of the Property, the Company and the Hotel JV concurrently entered into the Second Amended and Restated Limited Liability Company Agreement and Termination of Memorandum of Hotel Ground Lease, as described below.

Second Amended and Restated Limited Liability Company Agreement

The Second Amended and Restated Limited Liability Company Agreement of W2005 Kapalua/Gengate Hotel Holdings L.L.C. (the “Hotel JV Agreement”) was entered into on March 28, 2007.  The members of and the initial percentage interests in the Hotel JV are:

(i)               Whitehall Street Global Real Estate Limited Partnership 2005, a Delaware limited partnership (“Whitehall Street”); 40.4234%;

(ii)            Whitehall Street Global Employee Fund 2005, a Delaware limited partnership (“Whitehall Employee Fund”); 10.648%;

(iii)         Gengate Kapalua Holdings GP, LLC, a Delaware limited liability company (“GHGP”); 0%;

(iv)        Gengate Kapalua Holdings, LLC, a Delaware limited liability company (“GKH”), 27.5%;

(v)           MLP RCK LLC, a Hawaii limited liability company (“MLPC”), whose sole member is Maui Land & Pineapple Company, Inc., 21.4286%.

Whitehall Street, Whitehall Employee Fund and GKH are designated as the Managing Members of the Hotel JV.  Major decisions, as such term is defined in the Hotel JV Agreement, require the consent of Whitehall Street or Whitehall Employee Fund, and either GKH or MLPC.

The Hotel JV will deposit $4.1 million into an escrow account to be held and disbursed on behalf of MLPC to fund certain capital calls.  Should MLPC fail to make any additional capital contributions when called to do so by a Managing Member, certain dilution provisions provide that MLPC’s interest will be reduced by the aggregate amount of the increase in the percentage interests of all contributing members, but in no event shall MLPC’s percentage interest be reduced below 10%. Any amounts funded by the other members on behalf of MLPC which would have otherwise reduced MLPC’s percentage interest below 10% will instead be treated as member loans to the Hotel JV, with such loans to be repaid directly by the Hotel JV on behalf of MLPC from any amounts that would otherwise be payable by the Hotel JV to MLPC.

Concurrent with the Hotel JV Agreement, the Hotel JV entered into certain loan agreements with Lehman Brothers Holding Inc. totaling $271.7 million and an amendment to an existing loan agreement of $20 million with Luxury Finance, LLC, a Delaware limited liability company (collectively, the “Loans”).  The Loans are principally for the purpose of acquiring the land from MLP, repaying existing debt, and completing a comprehensive refurbishment of the Hotel.  MLP is not liable for the repayment of the Loans, but is liable for any loss suffered by the lenders as a result of MLP’s fraudulent acts, misrepresentation or certain other triggering events, up to 10.71% of the then outstanding loan balances.

The foregoing description of the Purchase Agreement and Hotel JV Agreement does not purport to be complete and is qualified in its entirety by reference to such documents, copies of which will be filed as exhibits to the Company’s next quarterly report on Form 10-Q for the period ended March 31, 2007, which is expected to be filed on or around May 10, 2007.

Item 1.02 Termination of a Material Definitive Agreement.

Termination of Memorandum of Hotel Ground Lease

In connection with the sale of the land, the Ground Lease and all rights and obligations of the parties thereunder were terminated.  The term of the Ground Lease was through December 31, 2094.  The lease required monthly minimum rent and percentage rent, which totaled approximately $1.4 million for the year ended December 31, 2006.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information contained in Item 1.01 of this Current Report is incorporated by this reference into this Item 2.01.  The Company’s acquisition of an approximately 21.4286% interest in the Hotel JV does not meet the threshold for the filing of financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAUI LAND & PINEAPPLE COMPANY, INC.

Date: April 2, 2007	By:	/s/ ROBERT I. WEBBER
Robert I. Webber
Chief Financial Officer
& Senior Vice President Business Development